April 25, 1997

NUVEEN FLAGSHIP MULTISTATE TRUST II
333 West Wacker Drive
Chicago, Illinois  60606

RE:  Rule 24f-2 Notice

Ladies and Gentlemen:


We have acted as special counsel to Nuveen Flagship Multistate Trust II, a Massachusetts business trust (the "Trust"), with respect to the Class A Shares, Class B Shares, Class C Shares and Class R Shares of each of the following series of the Trust: Nuveen Flagship New York Municipal Bond
Fund, Nuveen New York Insured Municipal Bond Fund, Nuveen Flagship New
Jersey Municipal Bond Fund, Nuveen California Municipal Bond Fund, Nuveen California Insured Municipal Bond Fund, Nuveen Flagship Connecticut Municipal Bond Fund, Nuveen Massachusetts Municipal Bond Fund, Nuveen Massachusetts Insured Municipal Bond Fund, and with respect to the Class A Shares, Class C Shares and Class R Shares of Nuveen Flagship New Jersey Intermediate
Municipal Bond Fund, (collectively, the "Series"), in connection with the Trust 's registration, pursuant to Rule 24f-2 under the Investment Company
Act of 1940, as amended (the "1940 Act"), of an indefinite number of its shares of Beneficial Interest, par value $.01 per share, under the Securities Act of 1933, as amended (the "1933 Act"). We understand that, pursuant to such Rule 24f-2, the Trust proposes to file a notice (the "Notice") with the Securities and Exchange Commission (the "Commission") with respect to the fiscal year ended February 28, 1997, in order to make definite in number the registration of Shares in the aggregate amount of $205,649,194. This opinion is being delivered to you in connection with the Trust's filing of such Notice.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State;

(c) a certificate executed by H. William Stabenow, the Treasurer of the Trust, as to the issuance of the Shares in accordance with the Trust's Declaration of Trust and By-Laws and as to the receipt by the Trust of the net asset value of the Shares covered by the Notice; and

(d) a certificate executed by Karen L. Healy, an Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Articles of Incorporation and By-Laws, as amended (the "By-Laws") and certain resolutions adopted by the Board of Directors of the Trust authorizing the issuance of the Shares covered by the Notice.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust.

Based upon and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued, in the aggregate amount of $205,649,194 covered by the Notice were legally issued, fully paid, and nonassessable except that, as set forth in the Trust's registration statement as currently in effect filed with the Commission pursuant to the 1933 Act, shareholders of the Trust may, under certain circumstances, be held personally liable for its obligations.

This opinion expressed herein is limited to the laws of the Commonwealth of Massachusetts.

Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



Thomas S. Harman